Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IMPEL PHARMACEUTICALS INC.

Impel Pharmaceuticals Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIRST: The Corporation was incorporated pursuant to the General Corporation Law on July 24, 2008. The following amendment to the Restated Certificate of Incorporation, filed with the Delaware Secretary of State on June 16, 2023 (the “Restated Certificate”) has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND: Article I of the Restated Certificate of Incorporation, relating to the name of the Corporation, is amended and restated in its entirety to read as follows:

“The name of this corporation is IPI Legacy Liquidation Co (the “Corporation”).”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 8th day of March, 2024 and the foregoing facts stated herein are true and correct.

IMPEL PHARMACEUTICALS INC.

By:	/s/ Brandon Smith
Brandon Smith
Chief Restructuring Officer